XVIII.	CODE OF ETHICS

Vident Investment Advisory, LLC

Vident Advisory, LLC

Effective June 8, 2020

INTRODUCTION
1.	OVERVIEW
	1.1	Code of Ethics	4
	1.2	Standards of Business Conduct	4
	1.3	Applicability of this Code of Ethics	4
	1.4	Reporting Person Duties	4
	1.5	Reporting Persons’ Obligation to Report Violations	5
	1.6	Vident’s Duties and Responsibilities to Reporting Persons	5
	1.7	Quarterly Board Reports	5
	1.8	Recordkeeping	5
2.	REPORTABLE PERSONAL SECURITIES TRANSACTIONS
	2.1	Resolving Conflicts of Interest	6
	2.2	Reportable Securities Accounts and Transactions	6
	2.3	New Accounts	7
	2.4	Trading Restrictions and Prohibitions	7
	2.5	How to Pre-Clear Reporting Personal Securities Transactions	8
	2.6	Summary of What Reporting Persons and Their Immediate Family Need to Report Quarterly
		and Pre-Clear	9
	2.7	Ban on Short-Term Trading	10
	2.8	Employee Compensation Related Accounts	10
3.	CODE VIOLATIONS
	3.1	Investigating Code Violations	11
	3.2	Penalties	11
	3.3	Dismissal and/or Referral to Authorities	12
	3.4	Exceptions to the Code	12
APPENDIX A - DEFINITIONS			13
APPENDIX B - CODE TEAM CONTACT INFORMATION			16
APPENDIX C - REPORTABLE FUNDS			17
APPENDIX D - ADDITIONAL POLICIES AND PROCEDURES			18
	-	INSIDER TRADING	18
	-	GIFTS AND ENTERTAINMENT	22
	-	POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS	24
	-	OUTSIDE BUSINESS ACTIVITIES	27

INTRODUCTION

This Vident Code of Ethics (“Code”) applies to employees, directors, and officers of the following Covered Companies, which may be referred to collectively herein as “Vident”:

1.	Vident Advisory, LLC, (“VA”) a Securities and Exchange Commission (“SEC”) registered investment adviser based in Alpharetta, Georgia

2.	Vident Investment Advisory, LLC (“VIA”), a SEC registered investment adviser based in Alpharetta, Georgia

3.	Vident Financial, LLC, (“VF”), the parent company of VA and VIA, based in Alpharetta, Georgia

This Code does not apply to any other entities.

VA’s CCO is the relevant CCO with respect to the applicability of the Code to employees, directors, and officers of VA and VF. VIA’s CCO is the relevant CCO with respect to the applicability of the Code to employees, directors, and officers of VIA.

Please refer to Appendix A for the definitions of capitalized terms that are not otherwise defined in the Code.

1.	OVERVIEW

1.1	Code of Ethics

Vident has adopted this Code pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 204A-1 thereunder and Rule 17j-1 under the Investment Company Act of 1940 Act (the “1940 Act”). This Code establishes standards of business conduct and outlines the policies and procedures that Reporting Persons (as defined in Appendix A) must follow to prevent fraudulent, manipulative or improper practices or transactions. This Code is maintained and administered by Vident’s Chief Compliance Officers (“CCOs”) and the Code of Ethics Manager (“Code Manager”). The CCOs, Code Manager and any person designated by the CCOs to assist in administering the Code of Ethics (“Compliance Designee”) are collectively referred herein as the “Code Team”. Please see Appendix B for Code Team Contact Information.

1.2	Standards of Business Conduct

Reporting Persons must always observe the highest standards of business conduct and follow all applicable laws and regulations. Reporting Persons may never:

●	Use any device, scheme or artifice to defraud a client;

●	Make any untrue statement of a material fact to a client or mislead a client by omitting to state a material fact;

●	Engage in any act, practice or course of business that would defraud or deceive a client;

●	Engage in any manipulative practice with respect to a client;

●	Engage in any inappropriate trading practices, including price manipulation; or

●	Engage in any transaction or series of transactions that may give the appearance of impropriety.

This Code does not attempt to identify all possible fraudulent, manipulative or improper practices or transactions, and literal compliance with each of its specific provisions will not shield Reporting Persons from liability for personal trading or other conduct that violates a fiduciary duty to clients.

1.3	Applicability of this Code of Ethics

“Reporting Persons” are subject to all provisions of this Code.

Important Note: All references to “Reporting Persons” in the guidelines, prohibitions, restrictions, and duties set forth in this Code should be interpreted to also refer, as the context requires, to Immediate Family Members (as defined in Appendix A) of such persons. “You” or “your” should be interpreted to refer, as the context requires, to Reporting Persons and/or the Immediate Family Members of such persons.

1.4	Reporting Person Duties

As a Reporting Person, you are expected to:

●	Be ethical;

●	Act professionally;

●	Exercise independent judgment;

●	Comply with applicable Federal Securities Laws;

●	Avoid, mitigate or appropriately resolve conflicts of interest, and situations which create the perception of a conflict of intertest. A conflict of interest exists when financial or other incentives motivate a Reporting Person to place their or Vident’s interest ahead of a Vident Client Account. For more information on conflicts of interest, see Section 2.1 of this Code and other applicable VA or VIA conflicts of interest policies. ;

●	Promptly report violations or suspected violations of the Code and/or any Vident compliance policy to the Code Team; and

●	Cooperate fully, honestly and in a timely manner with any Code Team investigation or inquiry.

Reporting Persons are required to submit all requests and reports to the Code Manager via COMPLIANCE ALPHA (formerly ELF), the transaction monitoring system for the Code.

In addition to COMPLIANCE ALPHA, Reporting Persons can contact the Code Team for requests, assistance and ad-hoc issues.

Training for COMPLIANCE ALPHA will be provided to Reporting Persons by the Code Manager.

All Reporting Persons, as a condition of employment, must acknowledge in writing (or electronically) receipt of this Code and certify, within 10 calendar days of becoming subject to the Code and annually thereafter, that they have read, understand, and will comply with the Code. Violations of the Code may result in disciplinary actions, including disgorgement, fines and even termination, as determined by the Code Team.

The Code and your fiduciary obligations generally require you to put the interests of Vident clients ahead of your own. The Code Team may review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety.

1.5	Reporting Persons’ Obligation to Report Violations

Reporting Persons are expected to report any concerns regarding ethical business conduct, suspected or actual violations of the Code, or any non-compliance with applicable laws, rules, or regulations to the Code Team. Reports will be treated confidentially to the extent reasonably possible and will be investigated promptly and appropriately. No retaliation may be taken against a Reporting Person for providing information in good faith about such violations or concerns.

Examples of violations or concerns that Reporting Persons are expected to report include, but are not limited to:

●	Fraud or illegal acts involving any aspect of our business;

●	Concerns about accounting, auditing, or internal accounting control matters;

●	Material omissions or misstatements in SEC filings; and

●	Any activity that is prohibited by the Code.

1.6	Vident’s Duties and Responsibilities to Reporting Persons

To help Reporting Persons comply with this Code, the Code Manager will:

●	Identify and maintain current listings of Reporting Persons;

●	Notify Reporting Persons in writing of their status as such and the Code requirements;

●	Make a copy of the Code available and require initial and annual certifications that Reporting Persons have read, understand, and will comply with the Code;

●	Make available a revised copy of the Code if there are any material amendments to it (and, to the extent possible, prior to their effectiveness) and require Reporting Persons to certify in writing (or electronically) receipt, understanding, and compliance with the revised Code;

●	From time to time, provide training sessions to facilitate compliance with and understanding of the Code and keep records of such sessions and the Reporting Persons in attendance; and

●	Review the Code with the CCOs at least once a year to assess its adequacy and effectiveness.

1.7	Quarterly Board Reports

On a quarterly basis, the relevant CCO or Code Manager shall submit to the respective relevant board of the applicable Reportable Funds (the “Board(s)”) a written report describing violations of or waivers from the Code and any sanctions imposed in response to violations.

1.8	Recordkeeping

This Code, a record of each violation of the Code and any action taken as a result of the violation, a copy of each report and certification/acknowledgment made by a Reporting Person pursuant to the Code, lists of all persons required to make and/or review reports under the Code, and a copy of any pre-clearance given or requested pursuant to the Code shall be preserved with the applicable Covered Company’s records, as appropriate, for the periods and in the manner required by the Advisers Act and 1940 Act.

2.	REPORTABLE PERSONAL SECURITIES TRANSACTIONS

2.1	Resolving Conflicts of Interest

When engaging in Reportable Securities Transactions, there might be conflicts between the interests of a Vident Client Account and a Reporting Person’s personal interests. Any conflicts that arise in connection with such Reportable Securities Transactions must be resolved in a manner that does not inappropriately benefit the Reporting Person or adversely affect Vident Client Accounts. Reporting Persons shall always place the financial interests of the Vident Client Accounts before personal financial and business interests.

Examples of inappropriate resolutions of conflicts are:

●	Taking an investment opportunity away from a Vident Client Account to benefit a portfolio or personal account in which a Reporting Person has Beneficial Ownership;

●	Using your position to take advantage of available investments for yourself;

●	Front running a Vident Client Account by trading in Reportable Securities (or Equivalent Securities) ahead of the Vident Client Account;

●	Taking advantage of information or using Vident Client Account portfolio assets to affect the market in a way that personally benefits you or a portfolio or personal account in which you have Beneficial Ownership; and

●	Engaging in any other behavior determined by the Code Team to be, or to have the appearance of, an inappropriate resolution of a conflict.

2.2	Reportable Securities Accounts and Transactions

Reporting Persons must report all Reportable Securities Accounts and Reportable Securities Transactions to the Code Manager via COMPLIANCE ALPHA (see Section 1.4). Reportable Securities Accounts include accounts of Immediate Family Members and accounts in which a Reporting Person is a Beneficial Owner.

There are three types of reports: (1) an initial holdings report that is filed upon becoming a Reporting Person or establishing any Reportable Securities Account, (2) a quarterly transaction report, and (3) an annual holdings report.

Each broker-dealer, bank, or fund company, where a Reporting Person has a Reportable Securities Account will be required to setup their accounts in COMPLIANCE ALPHA so they are received electronically. All accounts that have the ability to hold Reporting Securities must be included even if the account does not have holdings of Reportable Securities at the time of reporting.

1.	Initial Holdings Report. Within 10 business days of becoming a Reporting Person:

●	All Reportable Securities Accounts and Managed Accounts, including broker name and account number information must be reported by each Reporting Person to the Code Manager via COMPLIANCE ALPHA.

●	A recent statement (electronic or paper) for each Reportable Securities Account and Managed Account must be submitted by each Reporting Person to the Code Manager.

●	All holdings of Reportable Securities in Reportable Securities Accounts and Managed Accounts must be inputted by each Reporting Person into an Initial Holdings Report via COMPLIANCE ALPHA. The information in the report must be current as of a date no more than 45 calendar days prior to the date of becoming a Reporting Person.

2.	Quarterly Transactions Reports. Within 30 calendar days of each calendar quarter end:

●	Each Reporting Person must submit via COMPLIANCE ALPHA to the Code Manager a report showing all Reportable Securities Transactions made in his/her Reportable Securities Accounts during the quarter. A request for this report will be generated by COMPLIANCE ALPHA with notification of due dates and sent to Reporting Persons via email. A report must be submitted by each Reporting Person even if there were not any Reportable Securities Transactions during the quarter.

●	Each Reporting Person must certify as to the correctness and completeness of this report.

●	This report and certification must be submitted to the Code Manager within one business day immediately before the weekend or holiday if the 30th day falls on a weekend or holiday.

3.	Annual Holdings Reports. Within 30 calendar days of each calendar year end:

●	All holdings of Reportable Securities in all Reportable Securities Accounts must be reported by each Reporting Person to the Code Manager via COMPLIANCE ALPHA. The information in the report must be current as of a date no more than 45 calendar days prior to when you submit the report.

●	Each Reporting Person must certify as to the correctness and completeness of this report.

●	This report and certification must be submitted to the Code Manager within one business day immediately before the weekend or holiday if the 30th day falls on a weekend or holiday.

2.3	New Accounts

Each Reporting Person must submit a request for approval of a Reportable Securities Account or Managed Account (including those of Immediate Family Members) to the Code Manager within 10 business days of receiving the account number or prior to executing a transaction requiring pre-clearance, whichever occurs first.

Confidentiality

Vident will use reasonable efforts to ensure that the electronic reports submitted to the Code Team as required by this Code are kept confidential. Reports required to be submitted pursuant to the Code will be selectively reviewed by members of the Code Team and possibly senior executives or legal counsel on a periodic basis to seek to identify improper trading activity or patterns of trading and to otherwise seek to verify compliance with this Code. Data and information may be provided to Reportable Fund officers and trustees and will be provided to government authorities upon request or others if required to do so by law or court order.

2.4	Trading Restrictions and Prohibitions

A.	Reporting Persons. All Reporting Persons and their Immediate Family Members must comply with the following trading restrictions andprohibitions:

●	All Reporting Persons must pre-clear transactions of certain Reportable Securities in Reportable Personal Security Accounts, (including those of Immediate Family Members and accounts for which the Reporting Person is a Beneficial Owner) as described in the table that follows in Section 2.6.

●	IPOs, Private Placements and Initial Coin Offerings (“ICO”)

Reporting Persons are prohibited from purchasing shares in an IPO.

Reporting Persons may, subject to pre-clearance requirements, purchase shares in a Private Placement.

Reporting Persons are prohibited from purchasing virtual “coins” or “tokens” in an ICO.

●	Exchange Traded Funds (“ETFs”)

All Reporting Persons must disclose and report all holdings in ETFs. Purchases and sales of ETFs require pre-clearance.

●	Selling securities short (or any derivative having the same economic effect as a short sale) are prohibited.

●	Investment Clubs

Reporting Persons may not participate in the activities of an Investment Club.

●	Attempts to Manipulate the Market

Reporting Persons must not execute any transactions intended to raise, lower, or maintain the price of any Reporting Security or to create a false appearance of active trading.

●	Currency Accounts (including Cryptocurrencies)

Reporting Persons do not need to report accounts established to hold foreign currency or cryptocurrencies, provided no Reporting Securities can be held in the account.

2.5	How to Pre-Clear Reporting Personal Securities Transactions

Reporting Persons must follow the steps below to pre-clear trades for themselves and their Immediate Family Members:

1.	Request Authorization. A request for authorization of a transaction that requires pre- clearance must be entered using COMPLIANCE ALPHA. Reporting Persons may only request pre-clearance for market orders or same day limit orders. Verbal pre-clearance requests are not permitted.

Remember! Don’t place an order with your broker/dealer until you receive approval to make the trade.
2.	Have the Request Reviewed and Approved. After receiving the electronic request, the Code Manager or designate via COMPLIANCE ALPHA will notify Reporting Persons if the trade has been approved or denied.

3.	Trading in Foreign Markets. A request for pre-clearance of a transaction in a local foreign market that has already closed for the day may be granted with authorization to trade on the following day because of time zone considerations. Approval will only be valid for that following trading day in that local foreign market.

4.	Approval of Transactions.

●	The Request May be Refused. The Code Team may refuse to authorize a Reporting Person’s Reportable Personal Securities Transaction and need not give an explanation for the refusal. Reasons for refusing your Reportable Securities Transactions may be confidential.

●	Authorizations Expire. Any transaction authorization is effective until the close of business of the same trading day for which the authorization is granted (unless the authorization is revoked earlier). If the order for the transaction is not executed within that period, you must obtain a new pre- clearance authorization before placing a new transaction order.

2.6	Summary of What Reporting Persons and their Immediate Family Need to Report Quarterly and Pre-Clear

The table below serves as a reference to use in determining what Reporting Persons need to report on quarterly transactions reports and must pre-clear when executing a trade. If you have questions about any types of Securities not shown below, please contact a member of the Code Team listed in Appendix B.

	Report?	Pre-Clear?
Equity Securities	Yes	Yes
Corporate Debt Securities	Yes	Yes
Investment Trusts	Yes	Yes
Municipal Bonds	Yes	Yes
Options on Reportable Securities	Yes	Yes
Self-directed Reportable Securities transactions in Automatic Investment Plans	Yes	No
Virtual Coins or Tokens acquired through an Initial Coin Offering (“ICO”) or those acquired through a secondary token offering	Yes	Yes
Closed-End Funds	Yes	Yes
Private Placements	Yes	Yes
ETFs and options on ETFs	Yes	Yes
Robo advisor accounts	Yes	No
Money Market Mutual Funds	No	No
Short Term Cash Equivalents	No	No
U.S. Government Bonds (direct obligations)	No	No
U.S. Treasuries/Agencies (direct obligations)	No	No
Securities Purchased through automatic transactions in Automatic Investment Plans	Yes	No
Mutual Funds not managed by a Covered Company	No	No
Banker’s Acceptances, bank certificates of deposit, commercial paper & High- Quality Short-Term Debt Instruments, including repurchase agreements	No	No
529 Plans	Yes	No
401(k) plans that do not and cannot hold Reportable Funds or Reportable Securities	Yes	No
Transactions in Managed Accounts	Yes	No
Cryptocurrencies (e.g., Bitcoin)	No	No
Reportable Securities purchased through Automated Investment Plans	Yes	No
Gifting Reportable Securities to any account outside your Reportable Securities Account	Yes	Yes
Receipt of Reportable Securities as a gift	Yes	No

2.7	Ban on Short-Term Trading

There is a ban on short-term trading. Reporting Persons are not permitted to buy and sell, or sell and buy, the same Reportable Security (or Equivalent Security) that has been pre-cleared within 30 calendar days; this will be considered short-term trading.

●	This prohibition is measured on a Last in – First out (“LIFO”) basis.

●	Pre-clearance requests will be automatically denied in COMPLIANCE ALPHA if they are within the 30-day holding period.

Reporting Persons may be required to disgorge any profits the Reporting Person makes from any sale before the 30-day period expires.

The ban on short-term trading does not apply to transactions that involve:

●	Reportable Securities not requiring pre-clearance (e.g., mutual funds that are not Reportable Funds, although they typically impose their own restrictions on short-term trading);

●	Commodities, futures (including currency futures), options on futures and options on currencies;

●	Automated purchases and sales that were done as part of an Automatic Investment Plan. However, any self- directed purchases or sales outside the pre-set schedule or allocation of the Automatic Investment Plan, or other changes to the pre-set schedule or allocation of the Automatic Investment Plan, within a 30-day holding period, are subject to the 30-day ban on short term trading; or

●	Cash sweep vehicles, including money market funds.

●	Transactions in Managed Accounts

2.8	Employee Compensation Related Accounts

1.	401(k) Plans

Initial Holding Report (to be submitted in COMPLIANCE ALPHA):

●	Reporting Persons who have an established Vident Simple IRA are required to report their balances in Reportable Funds or Reportable Securities as part of the Initial Holdings Reporting process.

●	401(k) Plans and IRA’s that are external to Vident are required to be reported if the 401(k) Plan or IRA is capable of holding Reportable Funds or Reportable Securities.

Quarterly Transaction Report (to be submitted in COMPLIANCE ALPHA):

●	Reporting Persons are required to report self-directed transactions in Reporting Funds or Reportable Securities in a Vident Simple IRA that occurred outside of the previously reported investment allocations.

●	Reporting Persons are required to report transactions in Reportable Funds or Reportable Securities in 401(k) plans held outside of Vident.

●	Reporting Persons are not required to report bi-weekly payroll contributions, periodic company matches, or profit-sharing contributions.

Annual Holdings Report (to be submitted in COMPLIANCE ALPHA):

●	Reporting Persons are required to update their holdings in a Vident Simple IRA in their Annual Holdings Report

●	If an external 401(k) account holds Reportable Funds or Reportable Securities, Reporting Persons are required to update these holdings in their Annual Holdings Report.

3.	CODE VIOLATIONS

3.1	Investigating Code Violations

The Code Manager or designee is responsible for investigating any suspected violation of the Code. This includes not only instances of violations against the letter of the Code, but also any instances that may give the appearance of impropriety. Reporting Persons are expected to respond to Code Manager inquiries promptly. The Code Manager is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. The Code Manager will report the results of each investigation to the relevant CCO. Violations of the Code may also be reported to the Reporting Person’s supervisor.

3.2	Penalties

The Code Manager is responsible for deciding whether a violation is minor, substantive or serious. In determining the seriousness of a violation of this Code, the Code Manager will consider the following factors, among others and will escalate as needed to the applicable CCO:

●	The degree of willfulness of the violation;

●	The severity of the violation;

●	The extent, if any, to which a Reporting Person profited or benefited from the violation;

●	The adverse effect, if any, of the violation on a Covered Company or a Vident Client Account; and

●	The Reporting Person’s history of prior violation(s) of the Code.

For purposes of imposing sanctions, violations generally will be counted on a rolling 24-month period. However, the Code Manager (in consultation with the relevant CCO) reserves the right to impose a more severe sanction/penalty depending on the severity of the violation and/or taking into consideration violations dating back more than 24 months.

Any offenses as described below will be reportable to the Board(s). Penalties will be imposed as follows:

Minor Offenses:

●	First minor offense – First written notice.

●	Second minor offense – Second written notice.

●	Third minor offense – One-month ban on all personal trading, fine, disgorgement and/or otheraction.

Minor offenses may include, but are not limited to, the following: failure to timely submit quarterly transaction reports, failure to timely complete assigned training, failure to submit signed electronic acknowledgments of Code forms and certifications, and conflicting pre-clear request dates versus actual trade dates or other pre-clearance request errors.

Substantive Offenses:

●	First substantive offense – Written notice, fine, disgorgement and/or other action.

●	Second substantive offense – 3-month Ban on all personal trading, fine, disgorgement and/or other action.

●	Third substantive offense – 6-month Ban on all personal trading, fine, disgorgement and/or other action.

Substantive offenses may include, but are not limited to, the following: unauthorized purchase/sale of Reportable Securities as outlined in this Code, violations of short-term trading holding period (30-day rule), failure to request pre-clearance of transactions as required by the Code, and failure to timely report a reportable brokerage account. Other actions that may be taken in response to a substantive offense may include termination of employment and/or referral to authorities, depending on the seriousness of the offense.

Serious Offenses:

Engaging in insider trading or related illegal and prohibited activities such as “front running” and “scalping,” is considered a “serious offense.” We will take appropriate steps, which may include fines, termination of employment and/or referral to governmental authorities for prosecution. The Code Manager will immediately inform the relevant CCO of any serious offenses.

Exceptions:

The Code Team may deviate from the penalties listed in the Code where the relevant CCO determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. For example, a first substantive offense may warrant a more severe penalty if it follows two minor offenses. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and/or maintained in the Code files.

3.3	Dismissal and/or Referral to Authorities

Repeated violations or a flagrant violation of the Code may result in immediate dismissal from employment. In addition, the Code Manager, the relevant CCO and/or senior management may determine that a single flagrant violation of the law, such as insider trading, will result in immediate dismissal and referral to authorities.

3.4	Exceptions to the Code

The Code Manager is responsible for enforcing the Code. The relevant CCO or Code Manager (or his or her designee) may grant certain exceptions to the Code, provided any requests and any approvals granted must be submitted and obtained, respectively, in advance and in writing. The relevant CCO or Code Manager may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

APPENDIX A

DEFINITIONS

General Note:

The definitions and terms used in the Code are intended to mean the same as they do under the 1940 Act and applicable other Federal Securities Laws. If a definition hereunder conflicts with the definition in the 1940 Act or other Federal Securities Laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the 1940 Act or other Federal Securities Laws, as applicable.

Automatic Investment Plan

A program that allows a person to purchase or sell Reportable Securities, automatically and on a regular basis in accordance with a pre-determined schedule and allocation, without any further action by the person. An Automatic Investment Plan includes a SIP (systematic investment plan), SWP (systematic withdrawal plan), SPP (stock purchase plan), DRIP (dividend reinvestment plan), or employer- sponsored plan subject to such a program.

Beneficial Owner

You are the “beneficial owner” of any Reportable Securities in which you have a direct or indirect Financial or Pecuniary Interest, whether or not you have the power to buy and sell, or to vote, the securities.

In addition, you are the “beneficial owner” of Reportable Securities in which an Immediate Family Member has a direct or indirect Financial or Pecuniary Interest, whether or not you or the Immediate Family Member has the power to buy and sell, or to vote, the Reportable Securities. For example, you have Beneficial Ownership of securities in trusts of which Immediate Family Members are beneficiaries.

You are also the “beneficial owner” of Reportable Securities in any account, including but not limited to those of relatives, friends and entities in which you have a non-controlling interest or over which you or an Immediate Family Member exercise investment discretion. Such accounts do not include accounts you manage on behalf of a Covered Company.

Control

The power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with such company. Owning 25%or more of a company’s outstanding voting securities is presumed to give you control over the company. (See Section 2(a) (9) of the 1940 Act for a complete definition.)

Covered Companies

Vident Advisory, LLC, Vident Investment Advisory, LLC and Vident Financial, LLC.

Equivalent Security

Any Reportable Security issued by the same entity as the issuer of a subject security that is convertible into the equity security of the issuer. Examples include, but are not limited to, options, rights, stock appreciation rights, warrants and convertible bonds.

Federal Securities Laws

The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm- Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Financial or Pecuniary Interest

The opportunity for you or your Immediate Family Member, directly, or indirectly, to profit or share in any profit derived from a transaction in the subject Reportable Securities whether through any contract, arrangement, understanding, relationship or otherwise. This standard looks beyond the record owner of Reportable Securities to reach the substance of a particular arrangement. You not only have a Financial or Pecuniary Interest in Reportable Securities held by you for your own benefit, but also Reportable Securities held (regardless of whether or how they are registered) by others for your benefit, such as Reportable Securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes any interest in any Reportable Security owned by an entity directly or indirectly controlled by you, which may include corporations, partnerships, limited liability companies, trusts and other types of legal entities. You or your Immediate Family Member likely have a Financial or Pecuniary Interest in:

●	Your accounts or the accounts of Immediate Family Members;

●	A partnership or limited liability company, if you or an Immediate Family Member is a general partner or a managingmember;

●	A corporation or similar business entity, if you or an Immediate Family Member has or shares investment control; or

●	A trust, if you or an Immediate Family Member is a beneficiary

Immediate Family Member

Any of the following persons, including any such relations through adoption, who reside in the same household with you:

● spouse	● grandparent	● mother-in-law

● domestic partner	● grandchild	● father-in-law

● parent	● brother	● daughter-in-law

● stepparent	● sister	● son-in-law

● child		● sister-in-law

● stepchild		● brother-in-law

Immediate Family Member also includes any other relationship that the Code Team determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.

All references to “Reporting Persons” in the guidelines, prohibitions, restrictions and duties set forth in this Code should be interpreted to also refer, as the context requires, to Immediate Family Members of such persons.

Investment Club

An investment club is a group of people who pool their money to make investments. Usually, investment clubs are organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational and/or each member may actively participate in investment decisions.

IPO

An initial public offering, or the first sale of a company’s securities to public investors. Specifically, it is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Managed Account

Any account for which the holder gives, in writing, his/her broker or someone else (other than another Reporting Person) the authority to buy and sell Reportable Securities, either absolutely or subject to certain restrictions, other than pre-approval by any Reporting Person. In other words, the holder gives up the right to decide what Reportable Securities are bought or sold for the account. This includes accounts known as “Robo Advisor” accounts where account investments and reallocations are done through an automated platform. In order for an account to be coded in COMPLIANCE ALPHA as a “Managed Account,” documentation from the person or entity managing the account must be submitted to the Code Manager and maintained in COMPLIANCE ALPHA confirming they have discretionary authority over the account.

Non-Public Information

Any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, or similar publications or sources.

Private Placement

An offering, including an ICO, that is exempt from registration under Section 4(a)(2) or 4(6) of the Securities Act of 1933, as amended, or Rule 504, Rule 505 or Rule 506 thereunder.

Purchase or Sale of a Security

In addition to any acquisition or disposition of a Reportable Security for value, a Purchase or Sale of a Reportable Security includes, among other things, the receipt or giving of a gift or writing of an option to purchase or sell a Reportable Security.

Reportable Fund

Reportable Fund means any investment company registered under the 1940 Act, for which a Covered Company serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act. A list of all Reportable Funds is included in Appendix C.

Reporting Person

Reporting Person with respect to the applicability of the Code to VA includes VA and VF employees, directors and officers, and any other persons designated by the relevant CCO or Code Manager. Reporting Person with respect to the applicability of the Code to VIA includes VIA employees, directors and officers, and any other persons designated by the relevant CCO or Code Manager. All references to “Reporting Persons” in the guidelines, prohibitions, restrictions and duties set forth in this Code should be interpreted to also refer, as the context requires, to Immediate Family Members of Reporting Persons. The Code Manager is responsible for maintaining a list of all Reporting Persons and notifying such Reporting Persons of their status.

Reportable Securities Account

Any account that holds Reportable Securities of which you have Beneficial Ownership, other than a Managed Account that holds Reportable Securities and has previously been approved by the Code Manager over which you have nodirect influence or Control. A Reportable Securities Account is not limited to Reportable Securities accounts maintained at brokerage firms, but also includes holdings of Reportable Securities owned directly by you or an Immediate Family Member or held through a retirement plan of Vident or a former employer.

Reportable Securities Transaction

A Purchase or Sale of a Reportable Security, of which you acquire or relinquish Beneficial Ownership.

Reportable Security/Securities

Any security as defined under Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, High Quality Short-Term Debt Instruments, including repurchase agreements, shares issued by money market mutual funds, or shares issued by mutual funds other than the Reportable Funds or shares issued by unit investment trusts that are invested exclusively in one or more mutual none of which are Reportable Funds. “Reportable Security” includes any security issued by closed-end funds and ETFs..

Vident Client Accounts

Accounts of investment advisory clients of Covered Companies, including but not limited to investment companies registered under the 1940 Act.

APPENDIX B

CODE TEAM CONTACT INFORMATION

VA CCO

Aisha Hunt

ahunt@videntadvisory.com

direct dial: 404.527.4221

cell phone: 415.686.9036

VIA CCO

Cory Gossard

cgossard@videntinvestmentadvisory.com

direct dial: 404.487.1964

cell phone: 614.288.4491

Code Manager

Matthew Carney

mcarney@videntadvisory.com

direct dial: 404.527.4224

cell phone: 407.492.3282

Compliance Designee

Kaitlyn Beckman

kbeckman@videntfinancial.com direct

dial: 404.267.0629

cell phone: 404.788.8810

Compliance Designee

Karen Donnelly

kdonnelly@videntinvestmentadvisory.com direct

dial: 404.487.1968

cell phone: 770.712.2055

APPENDIX C

REPORTABLE FUNDS

VA Reportable Funds

PPTY	PPTY – U.S. Diversified Real Estate ETF

VBND	Vident Core U.S. Bond Strategy ETF

VIDI	Vident International Equity Fund

VUSE	Vident Core U.S. Equity Fund

VIA Reportable Funds

A list of VIA Reportable Funds is maintained by VIA’s CCO and the Code Manager and is available upon request.

APPENDIX D

Additional policies and Procedures

INSIDER TRADING

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person. In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of Material Non-Public Information;

●	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

●	Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking; and

●	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, without limitation, advance knowledge of:

●	Dividend or earnings announcements;

●	Asset write-downs or write-offs;

●	Additions to reserves for bad debts or contingent liabilities;

●	Expansion or curtailment of company or major division operations;

●	Merger, joint venture announcements;

●	New product/service announcements;

●	Discovery or research developments;

●	Criminal, civil and government investigations and indictments;

●	Pending labor disputes;

●	Debt service or liquidity problems;

●	Bankruptcy or insolvency;

●	Tender offers and stock repurchase plans;

●	Recapitalization plans; and

●	Major developments in litigation or events that could lead to litigation (e.g., a cyber breach or a data leak).

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Non-Public Information applies to a wide range of financial instruments including, but not limited to, equities, bonds, warrants, options, futures, forwards, swaps, commercial paper, government-issued securities, and certain types of virtual currency or cryptocurrency coins or tokens that were created in connection with an initial coin offering or ICO. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Reporting Persons should consult with the relevant CCO, Code Manager or a compliance designee if there is any question as to whether nonpublic information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be non-public information. Examples of the ways in which non-public information might be transmitted include, but are not limited to:

●	In person;

●	In writing;

●	By telephone;

●	During a presentation;

●	By email, instant messaging, or Bloomberg messaging;

●	By text message or through Twitter; or

●	On a social networking site such as Facebook or LinkedIn.

Reporting Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Reporting Persons should consult with the relevant CCO, Code Manager or a compliance designee if there is any question as to whether material information is nonpublic.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies). VA is not obligated to pay legal fees, penalties, or other costs incurred by Reporting Persons found guilty of insider trading.

Policies and Procedures

Reporting Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Vident. Vident’s Insider Trading Policies and Procedures apply to all Reporting Persons, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Reporting Person is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Reporting Person is a partner unless the Reporting Person has no direct or indirect control over the partnership.

Procedures for Recipients of Material Non-Public Information

If a Reporting Person has questions as to whether they are in possession of Material Non-Public Information, they should inform the relevant CCO, Code Manager or a compliance designee as soon as possible. The CCO, Code Manager or a compliance designee will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, a Reporting Person:

●	Must immediately report the potential receipt of Material Non-Public Information to the relevant CCO, Code Manager or a compliance designee;

●	Must not trade the securities of any company about which they may possess Material Non-Public Information, or derivatives related to the issuer in question;

●	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

●	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the relevant CCO, Code Manager or a compliance designee dictates an appropriate course of action.

If the relevant CCO, Code Manager or a compliance designee determines that the information is material and nonpublic, the relevant CCO, Code Manager or a compliance designee will update a list of these restricted securities (the “Restricted List”) and ensure coding in COMPLIANCE ALPHA to restrict personal trading and the firm’s Order Management System (as applicable.) Vident and its Reporting Persons will not place any trades in securities for which it has Material Non-Public Information. Depending on the relevant facts and circumstances, the relevant CCO, Code Manager or a compliance designee may also take some or all of the following steps:

●	Review these policies and procedures with the affected Reporting Person(s);

●	Initially ask the affected Reporting Person(s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues;

●	Periodically ask the affected Reporting Person(s) to sign certifications that they have not improperly shared the information;

●	Require the affected Reporting Person(s) to institute enhanced information security practices;

●	Implement a shared office space policy or clean desk policy outlining appropriate methods of protecting Material Non-Public Information;

●	Change the location of the affected Reporting Person(s)’ workspace(s);

●	Review the emails of the affected Reporting Persons more frequently;

●	Review these Insider Trading policies and procedures with all Reporting Persons;

●	Inform Vident’s other Reporting Persons that the affected Reporting Person(s) may be in possession of Material Non-Public Information;

●	Remind the other Reporting Persons that they should take reasonable steps to avoid inadvertent receipt of the information;

●	Forbid other Reporting Persons from seeking to obtain the information; and

●	Conduct key word searches of all Reporting Persons’ emails for the information in question.

Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the relevant CCO, Code Manager or a compliance designee determines that the information has become public and/or immaterial. At such time, the relevant CCO, Code Manager or a compliance designee will update COMPLIANCE ALPHA the Restricted List in COMPLIANCE ALPHA and the Order Management System (if applicable), as applicable to indicate the date that trading was allowed to resume and the reason for the resumption.

See Information Barriers/Firewalls section of the Policy Regarding Exchange Listing Standards in the Compliance Manual.

Selective Disclosure

Non-public information about Vident’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Notwithstanding this, see Vident’s related Portfolio Holdings Disclosure Policy as applicable.

Reporting Persons must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the relevant CCO, Code Manager or a compliance designee. Federal Securities Laws may prohibit the dissemination of such information and doing so may be considered a violation of the fiduciary duty that Vident owes to its Clients.

Relationships with Potential Insiders

Vident’s vendors including affiliated entities may possess Material Non-Public Information. Individuals with access to Material Non-Public Information may have an incentive to disclose the information to Vident due to the potential for personal gain. Reporting Persons should be extremely cautious about investment recommendations, or information about issuers, that it receives from any party including affiliated entities vendors and/or consultants. Reporting Persons should inquire about the basis for any such recommendations or information and should consult with the relevant CCO, Code Manager or a compliance designee if there is any appearance that the recommendations or information are based on Material Non-Public Information.

Vident may receive Material Non-Public Information about its client account investment strategies and trading activities. Vident’s Reporting Persons are prohibited from trading on, or improperly utilizing, Material Non-Public Information obtained from third-party or affiliated investment advisers or sub-advisors.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to out Code of Ethics, as well as Vident’s expectations regarding appropriate behavior of its Reporting Persons. Reporting Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Reporting Persons of Vident and other market participants and trading counterparties. Reporting Persons should consult with the relevant CCO, Code Manager or a compliance designee regarding questions about the appropriateness of any communications.

GIFTS AND ENTERTAINMENT

Background

Reporting Persons as defined in Vident’s Code of Ethics may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

Guiding Principles

Vident holds its Reporting Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. and the U.K. are broadly written, so Reporting Persons should consult with the relevant CCO, Code Manager or a compliance designee if there is even an appearance of impropriety associated with the giving or receipt of anything of value. Reporting Persons should also be familiar with Vident’s Foreign Corrupt Practices Policy & Procedures.

Specific Policies and Procedures

Reporting Persons Receipt of Entertainment – Reporting Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Reporting Person’s portion of the entertainment is greater than a reasonable value, or the Reporting Person has received entertainment twice or more in a quarter, then the Reporting Person must report his/her attendance to the CCO, Code Manager or a compliance designee via COMPLIANCE ALPHA.

Reporting Persons Receipt of Gifts – Reporting Persons must report their acceptance of gifts over $100 (either one single gift, or in aggregate on an annual basis) to the CCO, Code Manager or a compliance designee by using COMPLIANCE ALPHA. Gifts of cash or cash equivalents may not be accepted.

Except where a Reporting Person is participating in a conference, Vident expects that it will bear the costs of Reporting Persons travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than Vident they should be treated as a gift to the Reporting Persons for purposes of this policy.

Gifts such as holiday baskets or lunches delivered to Vident’s offices, which are received on behalf of Vident, do not require Reporting. Promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas.

Vident’s Gift and Entertainment Giving Policy – Vident and its Reporting Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain approval to give gifts over $100 or more than reasonable entertainment to any Client, Investor, prospect, or individual or entity that Vident does, or is seeking to do, business with. Reporting Persons should seek approval by using COMPLIANCE ALPHA. Gifts of cash or cash equivalents may not be offered.

Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by Vident to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of VA’s fiscal year. Consequently, Reporting Persons must obtain approval before giving any gifts or entertainment to labor unions or union officials. Pre-clearance must be obtained from the relevant CCO, Code Manager or a compliance designee by using COMPLIANCE ALPHA.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – Vident is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Reporting Persons must obtain approval before giving any gifts or entertainment to ERISA plan fiduciaries from the relevant CCO, Code Manager or a compliance designee by using COMPLIANCE ALPHA.

Gifts and Entertainment Given to State and Local Pension Officials – Vident must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, Reporting Persons must consult with the relevant CCO, Code Manager or a compliance designee before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

Internal Controls

Gifts and Entertainment Tracking – The relevant CCO, Code Manager or a compliance designee will use the Code of Ethics module within COMPLIANCE ALPHA to track Reporting Persons provision and receipt of gifts and entertainment. The relevant CCO, Code Manager or a compliance designee will not monitor or review their own provision or receipt of gifts and entertainment for compliance with these policies and procedures. Rather, each individual’s provision or receipt of gifts and entertainment will be monitored and reviewed by another.

Monitoring Third Parties – The relevant CCO is responsible for assessing whether agreements with third parties should include anti-bribery representations, and for ensuring that any necessary representations are included in executed agreements. The relevant CCO may also require that third parties acting on behalf of Vident attend anti-bribery training sessions. Reporting Persons may not execute agreements with third parties that are reasonably expected to interact with government officials, union representatives or ERISA plan fiduciaries without the relevant CCO’s approval.

If a third party is reasonably expected to interact with government officials, union representatives or ERISA plan fiduciaries, the relevant CCO will review any expense claims submitted by the third party and may require explanations and supplemental documentation to ensure that the third party has not provided improper gifts or entertainment on Vident’s behalf.

POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

●	Registered investment advisers;

●	Advisers that would be required to register with the SEC but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Advisers Act, or that are exempt reporting advisers;

●	Firms that solicit clients or investors on behalf of the types of advisers described above; and

●	“Covered Associate” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. The SEC’s enforcement staff has interpreted contributions to include substantive donations of an adviser’s communications networks and other resources. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”.13 This prohibition also applies to “Reporting Persons” of the adviser.

A “Covered Associate” of an adviser is defined to include:

●	Any general partner, managing member or executive officer, or other individual with a similar status or function;

●	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

●	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.14

13 A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or a political subdivision, agency, authority, or instrumentality thereof, (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the state or political subdivision, agency, authority, or instrumentality thereof, acting in their official capacity.

14 FINRA adopted, and the SEC approved, FINRA Rules 2030 (Engaging in Distribution and Solicitation Activities with Government Entities) and 4580 (Books and Records Requirements for Government Distribution and Solicitation Activities) to establish “pay-to-play” rules and related rules regulating the activities of member firms that engage in distribution or solicitation activities for compensation with government entities on behalf of investment advisers, which became effective August 20, 2017.

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-5’s definition of a “government entity.” Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

Guidance Regarding Bona-Fide Charitable Contributions

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

●	Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

●	Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

Political Contributions

Vident has not, and will not, provide advisory services to any “government entities,” so the restrictions on collecting fees from “government entities” that may stem from Reporting Persons political contributions are not expected to affect Vident’s operations.

If a Reporting Person is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the relevant CCO, Code Manager or a compliance designee using COMPLIANCE ALPHA. Reporting Persons should be aware that political contributions that may require pre-clearance include cash donations, as well as substantive donations of VA’s resources, such as the use of conference rooms or communication systems. If pre-clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require re-approval. The CCO, Code Manager or a compliance designee will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO, Code Manager or a compliance designee will seek to protect the confidentiality of all information regarding each proposed contribution.

The relevant CCO, Code Manager or a compliance designee will meet with any individuals who are expected to become Reporting Persons to discuss their past political contributions. The review will address the contributions for all potential Reporting Persons for the past two years. Any political contribution made will be required to be reported in COMPLIANCE ALPHA.

Reporting Persons may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office. However, Reporting Persons must use good judgment in connection with all contributions and should consult with the relevant CCO, Code Manager or a compliance designee if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by Vident, rather than its Reporting Persons, must be pre-cleared by the relevant CCO, irrespective of the proposed amount or recipient of the contribution.

The relevant CCO, Code Manager or a compliance designee will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule using COMPLIANCE ALPHA, as well as a list of all Vident Clients and known investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

The relevant CCO, Code Manager or a compliance designee will not monitor or review their own political contributions for compliance with these policies and procedures. Rather, each individual’s political contributions will be monitored and reviewed by another.

Charitable Donations

Vident and Reporting Persons are prohibited from donating to:

●	Any charity with the intention of influencing such charity to become a Client or shareholder; or

●	Any charity at the behest of any Client or shareholder or prospective Client or shareholder.

Reporting Persons should notify the relevant CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Public Office

Reporting Persons must obtain written pre-approval from the relevant CCO prior to running for any public office. Reporting Persons may not hold a public office if it presents any actual or apparent conflict of interest with Vident’s business activities.

Outside Business Activities

If a Reporting Person is associated with an outside business, such as by serving as an officer or director, the Reporting Person should recuse himself or herself from any decisions regarding that entity’s political contributions. If the Reporting Person believes that the outside business’ political contributions could give even the appearance of being related to VA’s advisory activities or marketing initiatives, the Reporting Person must discuss the matter with the CCO. Any outside business activities by the CCO will be reviewed by the CCO, Code Manager or a compliance designee.

OUTSIDE BUSINESS ACTIVITIES

Background

Reporting Persons (may, under certain circumstances, be granted permission to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. However, such activities can expose the participant to potentially Material Non-Public Information and can create conflicts of interest or the appearance of conflicts of interest.

Reporting Persons may be subject to compliance risks or conflicts of interest in connection with information or relationships associated with prior employment with other companies.

Outside Business Activities, Directorships

Reporting Persons are prohibited from engaging in outside business activities, serving on boards of directors, making investment decisions on behalf of non-Clients other than as reported pursuant to Vident’s Code of Ethics and approved by the relevant CCO, Code Manager or a compliance designee. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Reporting Persons may use COMPLIANCE ALPHA to seek approval for the activities. The CCO, Code Manager or a compliance designee will use COMPLIANCE ALPHA to track Reporting Persons participation in such activities.

No Reporting Person may utilize property of Vident, or utilize the services of Vident or Reporting Persons, for his or her personal benefit or the benefit of another person or entity, without approval of the relevant CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

A Reporting Person may not participate in any business opportunity that comes to his or her attention as a result of his or her association with Vident and in which he or she knows that Vident might be expected to participate or have an interest, without:

●	Disclosing in writing all necessary facts to the relevant CCO, Code Manager or a compliance designee;

●	Offering the particular opportunity to Vident; and

●	Obtaining written authorization to participate from the relevant CCO, Code Manager or a compliance designee.

Any personal or family interest in any of Vident’s business activities or transactions must be immediately disclosed to the relevant CCO, Code Manager or a compliance designee. For example, if a transaction by Vident may benefit that Reporting Person or a family member, either directly or indirectly, then the Reporting Person must immediately disclose this possibility to the relevant CCO, Code Manager or a compliance designee. Reporting Persons may use COMPLIANCE ALPHA to inform the relevant CCO or Compliance Designee of any such issues.

No Reporting Persons may borrow from or become indebted to any person, business or company having business dealings or a relationship with Vident, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the relevant CCO, Code Manager or a compliance designee. No Reporting Person may use Vident’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the relevant CCO.

A Reporting Person who is granted approval to engage in an outside business activity must not transmit Material Non-Public Information between Vident and the outside entity. If participation in the outside business activity results in the Reporting Person’s receipt of Material Non-Public Information, the Reporting Person must discuss the scope and nature of the information flow with the relevant CCO, Code Manager or a compliance designee. Similarly, if a Reporting Person receives approval to engage in an outside business activity and subsequently becomes aware of any conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the relevant CCO, Code Manager or a compliance designee.

Prior Employment Arrangements

Reporting Persons are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to Vident and to any prior employers. Reporting Persons should discuss any concerns regarding their prior employment with the relevant CCO, Code Manager or a compliance designee. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in the Reporting Person’s previous employment agreement, and any prior political contributions made by the Reporting Person.

WHISTLEBLOWER POLICY

For the avoidance of doubt, nothing in the VIA Code of Ethics or VIA’s Compliance Policies and Procedures manual prohibits employees from reporting potential violations of Federal Securities Law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector General, or from making other disclosures that are protected under the whistleblower provisions of Federal Law or Regulation.

Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with VIA to make any such reports or disclosures. Employees do not need to notify VIA that they have made such reports or disclosures. If VIA is made aware of such reporting by the individual or any agency, there will be no retaliation.

Additionally, nothing in VIA’s Code of Ethics or VIA’s Compliance policies and procedures manual prohibits employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

COMPLINACE PROGRAM EXHIBITS

Vident Investment Advisory, LLC

EXHIBIT B

TIME PERIODS FOR RECORD RETENTION

	Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
1.	Corporate books and records. [Advisers Act Rule 204- e)(2)] Articles of Incorporation By-Laws Minute Books Stock Certificate Books	Life of entity + 3 years	Compliance Officer	Compliance Officer
2.	Organizational chart, personnel directory and description of the functions and duties of each department and staff. [Best practices]	6 years	Compliance Officer	Compliance Officer
3.	Written policies and procedures, including: Compliance Policies and Procedures under Rule 206(4)-7 Previously in effect insider trading policies and procedures Previously in effect privacy policies and procedures Previously in effect proxy voting policies and procedures. Best Practices and Advisers Act Rule 206(4)-7].	6 years	Compliance Officer	Compliance Officer
4.	Records of personal securities transactions in which the Firm its Employees (including Access Persons) have direct or direct beneficial ownership or interest. initial and annual holdings reports and quarterly transaction reports; a record of the names of persons who are or were in the last five years Access Persons of the Firm; records of any decisions to approve the acquisition by an Access Person of any shares in an initial public offering or a limited offering. [(Advisers Act Rule 204A-1]	5 years	Compliance Officer	Compliance Officer
5.	Documents evidencing registration status of the Firm with e SEC. [Best Practices]	Life of entity + 3 years	Compliance Officer	Compliance Officer
6.	Form ADV, and any amendments to Form ADV, as filed the SEC and the IARD. [Advisers Act Rule 204- a)(14)]	Life of entity + 3 years	Compliance Officer	Compliance Officer
7.	Notices or other communications made to states, as applicable. [Best Practices]	Life of entity + 3 years	Compliance Officer	Compliance Officer
8.	Copy of each composite Part 2 of Form ADV (or separate closure document or brochure) delivered to Clients and prospective Clients or offered to be delivered to Clients, record of the dates on which it was offered to Clients, copies all requests sent by Clients to receive Part 2 of Form ADV, and records of transmittal to those Clients who requested it. [Advisers Act Rule 204-2(a)(14)]	5 years	Compliance Officer	Compliance Officer

	Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
9.	Copies of contracts and related documents. Investment management agreements. Any other documents reflecting the granting to the Firm Power of attorney or discretionary authority. [Advisers Act le 204-2(a)(9)] Solicitation Agreements. [Advisers Act Rule 206(4)-3] Any other contracts relating to the business of the Firm. Advisers Act Rule 204-2(a)(10)]	5 years	Compliance Officer	Compliance Officer
10.	Copies of all notices, circulars, advertisements, newspaper articles, investment letters, bulletins or other communications circulated to ten or more persons and supporting documentation for recommendations therein for the purchase or sale of specific securities. [Advisers Act le 204-2(a)(11)]	5 years	Marketing and/or Marketing Support and/or Chief Compliance Officer	Compliance Officer
11.	All accounts, books, internal working papers, and any other records or documents that are necessary to demonstrate the calculation of any performance or rate of return figures presented in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication at the investment adviser circulates or distributes to ten or more persons. [Advisers Act Rule 204- 2(a)(16)]	5 years from the end of the fiscal year during which the information was last published	Chief Compliance Officer	Chief Compliance Officer
12.	Documents relating to third-party solicitors. Cash solicitation agreements with third-party solicitors. Disclosure statements of third-party solicitors. Written acknowledgments of receipt obtained from clients. List of third-party solicitors with whom the Firm has contracted. List of accounts obtained by each third-party solicitor. Advisers Act Rule 204-2(a)(15)]	5 years	Compliance Officer	Compliance Officer
13.	Financial books and records. Cash receipts and disbursements journal. [Advisers Act Rule 204-2(a)(1)] General and auxiliary ledgers. [Advisers Act Rule 204- 2)a)(2)] Check books, bank statements, cancelled checks and cash reconciliations. [Advisers Act Rule 204-2(a)(4)] All bills or statements relating to the Firm’s business. Advisers Act Rule 204- 2(a)(5)] All trial balances, financial statements, and internal audit work papers relating to the business of the Firm. [Advisers t Rule 204-2(a)(6)] List of and documentation of loans to the Firm, including loans from Clients (if any), indicating the terms, amounts, rates of such loans and current balance. [Advisers Act Rule 6(4)-4 and Best Practices]	5 years	Accounting	Accounting

	Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
14.	Portfolio management and trading records, including: Memoranda of each order given by the Firm for the purchase or sale of any security, or any instruction received the Firm from Clients concerning the purchase, sale, receipt or delivery of a particular security, and of any modification or cancellation of any such order or instruction. Each memoranda should indicate (1) the terms and conditions of the order, instruction, modification or cancellation; (2) the portfolio manager who recommended the transaction; (3) the person who placed such order; (4) the count for which the order was placed; (5) the date of entry; (6) the bank or broker-dealer through which the order was entered and executed; and (7) whether the order was entered pursuant to discretionary authority. [Advisers Act Rule 204- a)(3)] Originals of all written communications received and copies of all written communications sent by the Firm relating to (1) any recommendation made or proposed to be made and any advice given or proposed to be given; (2) any receipt, disbursement or delivery of funds or securities; or (3) the placing or execution of any order to purchase or sell y security such as custodian statements, confirmations, statements sent to Clients and Client correspondence. Advisers Act Rule 204-2(a)(7)] Records showing separately for each Client the securities purchased and sold, and the date, amount and price of each purchase and sale. [Advisers Act Rule 204-2(c)(1)] For each security in which a Client holds a position, information from which the Firm can promptly furnish the client names and the number of shares they hold in such security. [Advisers Act Rule 204-2(c)(2)]	5 years	Traders/Trading Assistants	Chief Compliance Officer
15.	List or other record of all accounts in which the Firm is listed with any discretionary power with respect to the securities or transactions of any Client. [Advisers Act le 204-2(a)(8)]	5 years	Chief Compliance Officer	Chief Compliance Officer
16.	Client complaints. [Best Practices]	5 years	Compliance Officer	Compliance Officer
17.	Records in connection with custody or possession of Client funds or securities, as applicable, including: [Advisers Act le 204-2(b)] Copies of custody agreements. List of all custodians and depositories to be used for clients’ funds and securities, if applicable. Records reflecting all purchases, sales, receipts and liveries of securities and all debits and credits to such counts. Separate ledger account for each Client showing all purchases, sales, receipts and deliveries of securities, the rate and price of each such purchase and sale, and all debits d credits. Copies of confirmations of all transactions effected by or r such Clients. Record for each security in which any Client may have a position reflecting the name of the Client, the amount of his interest and the location of the security.	5 years	Compliance Officer	Compliance Officer

	Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
18.	Copies of Exchange Act Ownership Reports. Schedules 13G and 13D, Forms 13F.. Forms 3, 4 and 5.	Life of entity + 3 years	Compliance Officer	Compliance Officer
19.	copy of each annual privacy notice delivered to Clients and a record of the date on which it was delivered. Regulation SP]	5 years	Compliance Officer	Compliance Officer
20.	Documents related to the maintenance and implementation compliance policies and procedures in this Manual, including: A copy of the Firm’s policies and procedures, and Any records documenting the Firm’s annual review of those policies and procedures. [Advisers Act Rules 206(4)-7 d 204-2(a)(17)]	5 years	Compliance Officer	Compliance Officer
21.	Documents related to the maintenance and implementation a Code of Ethics, including: A copy of the Firm’s Code that is in effect, or at any time thin the past five years was in effect; A record of any violation of the Code, and of any action taken as a result of the violation; and A record of all written acknowledgments of receipt of the de and amendments for each person who is currently, or thin the past five years was, a supervised person of the rm. [Advisers Act Rule 204-2(a)(12)] All quarterly and annual Personal Trading records as quired under Section Personal Account Trading in Code of Ethics section of this manual. A copy of each report made pursuant to this Code and brokerage statements submitted on half of Access Persons will be preserved for a period of at less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser; A list of all Access Persons who are required, or within the past five years have been required, to submit reports under the Code will be maintained in an easily accessible place; A record of persons responsible for reviewing reports submitted pursuant to the Code; and A record of any report furnished to the Funds’ Board of Trustees will be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an propriate office of the Adviser.	5 years	Compliance Officer	Compliance Officer

	Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
22.	Records related to proxy voting, including: Copies of proxy voting policies and procedures; Copies or records of each proxy statement received with respect to the securities of Clients for whom the Firm exercises voting authority (the Firm may rely on EDGAR as depository of proxy statements filed there); A record of each vote cast; Records pertaining to the Firm’s decision on the vote; A record of each written Client request for proxy voting information; and Copies of all written responses by the Firm to written or oral Client requests for proxy voting information. [Advisers t Rule 206(4)-6]	5 years	Chief Compliance Officer	Chief Compliance Officer
23.	Compliance records under this Manual, including, for example: Memoranda, if any, of investigations of potential insider trading; and Memoranda, if any, of investment opportunities, IPOs or private placements for which approval was sought under Code of Ethics.	5 years	Compliance Officer	Compliance Officer
24.	Amended rule 204-2 requires registered advisers that provide investment advisory services to a government entity, to a covered investment pool in which a government entity is an investor, to make and keep records of contributions made by the adviser and covered associates to government officials (including candidates), and of payments to state or local political parties and PACs. The adviser’s records of contributions and payments must be listed in chronological order identifying each contributor d recipient; The amounts and dates of each contribution or payment and whether a contribution was subject to rule 206(4)-5’s exception for certain returned contributions. An adviser that has government clients is required to make and keep a list of its covered associates and the government entities to which the adviser has provided advisory services the past five years.	5 years	Compliance Officer	Compliance Officer

EXHIBIT C

CERTIFICATION AND ACKNOWLEDGMENT OF RECEIPT

Vident Investment Advisory, LLC

I acknowledge and certify that I have received a copy of VIA’s Policies and Procedures Manual and Code of Ethics. I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Policies and Procedures Manual and Code of Ethics and to abide by those policies and procedures.

Employee Name (Please Print)	Employee Signature

Date